EXHIBIT 99.1

Press Release

	Contacts:	Don R. Madison, CFO
Powell Industries, Inc.
FOR IMMEDIATE RELEASE		713-947-4422

Ken Dennard / ksdennard@drg-e.com
Karen Roan / kcroan@drg-e.com
DRG&E / 713-529-6600
POWELL INDUSTRIES ANNOUNCES FISCAL 2009
FOURTH QUARTER AND YEAR-END RESULTS
HOUSTON — DECEMBER 9, 2009 — Powell Industries, Inc. (NASDAQ: POWL), a leading manufacturer of equipment and systems for the management and control of electrical energy and other critical processes, today announced results for the fiscal 2009 fourth quarter and year ended September 30, 2009.
     Revenues for the fourth quarter of fiscal 2009 were $165.3 million compared to revenues of $167.1 million for the fourth quarter of fiscal 2008. Net income for the fourth quarter was $9.9 million, or $0.85 per diluted share, compared to net income of $8.3 million, or $0.72 per diluted share, in the fourth quarter of fiscal 2008.
     Patrick L. McDonald, President and Chief Executive Officer, stated, “We are very pleased with the operating results of the past year. Fiscal 2009 was an all-time record year for the company in terms of revenues, earnings, and cash flow; and much of the credit goes to the hard work and dedication of all our employees. The entire organization worked to refine and implement business processes that improved customer service, margins, and cash flow.
     “The next fiscal year will be more challenging. We enter the year with a much lower backlog, and uncertainties in the economic climate continue to influence project opportunities. While our markets are impacted by the capital project investment cycle, we continue to work closely with our customers to provide project solutions when and where they need them.”
     The Company’s backlog as of September 30, 2009 was $365.8 million compared to $425.7 million as of June 30, 2009 and compared to $518.6 million as of September 30, 2008. New orders placed during the fourth quarter of fiscal 2009 totaled $100 million compared to

$103 million in the third quarter of fiscal 2009 and compared to $136 million in the fourth quarter of fiscal 2008.
YEAR-TO-DATE RESULTS
     Revenues for fiscal 2009 were $665.9 million compared to revenues of $638.7 million for fiscal 2008. Net income was $39.7 million, or $3.43 per diluted share, compared to net income of $25.8 million, or $2.26 per diluted share, in fiscal 2008.
OUTLOOK
     The Company will discuss its outlook for fiscal year 2010, which will reflect the anticipated closing of the acquisition of the business and assets of PowerComm Inc., on December 16, 2009 at its fourth quarter and year-end earnings conference call.
CONFERENCE CALL
     Powell Industries has scheduled a conference call for Wednesday, December 16, 2009 at 11:00 a.m. eastern time. To participate in the conference call, dial 480-629-9866 at least 10 minutes before the call begins and ask for the Powell Industries conference call. A replay of the call will be available approximately two hours after the live broadcast ends and will be accessible until December 23, 2009. To access the replay, dial 303-590-3030 using a passcode of 4185563#.
     Investors, analysts and the general public will also have the opportunity to listen to the conference call over the Internet by visiting http://www.powellind.com. To listen to the live call on the web, please visit the website at least fifteen minutes before the call begins to register, download and install any necessary audio software. For those who cannot listen to the live webcast, an archive will be available shortly after the call and will remain available for approximately 90 days at http://www.powellind.com.
     Powell Industries, Inc., headquartered in Houston, designs, manufactures and packages systems and equipment for the control, distribution and management of electrical energy and other dynamic processes. Powell provides products and services to large industrial customers such as utilities, oil and gas producers, refineries, petrochemical plants, pulp and paper producers, mining operations, commuter railways and other vehicular transportation facilities. For more information, please visit www.powellind.com.

Any forward-looking statements in the preceding paragraphs of this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties in that actual results may differ materially from those projected in the forward-looking statements. In the course of operations, we are subject to certain risk factors, competition and competitive pressures, sensitivity to general economic and industrial conditions, international political and economic risks, availability and price of raw materials and execution of business strategy. For further information, please refer to the Company’s filings with the Securities and Exchange Commission, copies of which are available from the Company without charge.

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Years Ended
	September 30,		September 30,
	2009	2008	2009	2008
(In thousands, except per share data)	(Unaudited)		(Unaudited)

Revenues	$165,321	$167,127	$665,851	$638,704

Cost of goods sold	129,725	133,110	520,802	512,298

Gross profit	35,596	34,017	145,049	126,406

Selling, general and administrative expenses	21,152	21,155	83,414	84,001

Income before interest, income taxes and minority interest	14,444	12,862	61,635	42,405

Interest expense	177	559	1,107	2,892

Interest income	(38)	(95)	(131)	(355)

Income before income taxes and minority interest	14,305	12,398	60,659	39,868

Income tax provision	4,463	3,954	20,734	14,072

Minority interest in net income (loss)	(32)	105	208	(51)

Net income	$9,874	$8,339	$39,717	$25,847

Net earnings per common share:

Basic	$0.86	$0.73	$3.48	$2.29

Diluted	$0.85	$0.72	$3.43	$2.26

Weighted average shares:

Basic	11,448	11,361	11,424	11,265

Diluted	11,625	11,506	11,591	11,452

SELECTED FINANCIAL DATA:

Depreciation and amortization	$2,758	$2,938	$10,962	$11,873

Capital expenditures	$1,669	$1,459	$8,081	$3,428

POWELL INDUSTRIES, INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

	September 30,	September 30,
	2009	2008
(In thousands)	(Unaudited)

Assets:
Current assets	$315,003	$303,435
Property, plant and equipment (net)	61,036	61,546
Other assets	28,801	32,653

Total assets	$404,840	$397,634

Liabilities & stockholders’ equity:
Current liabilities	$149,142	$152,736
Long-term debt and capital lease obligations, net of current maturities	4,800	33,944
Deferred and other long-term liabilities	3,681	3,832
Stockholders’ equity and minority interest	247,217	207,122

Total liabilities and stockholders’ equity	$404,840	$397,634

POWELL INDUSTRIES, INC. & SUBSIDIARIES

BUSINESS SEGMENTS

	Three Months Ended		Years Ended
	September 30,		September 30,
	2009	2008	2009	2008
(In thousands)	(Unaudited)		(Unaudited)

Revenues:
Electrical Power Products	$159,567	$159,771	$637,845	$611,470
Process Control Systems	5,754	7,356	28,006	27,234

Total revenues	$165,321	$167,127	$665,851	$638,704

Income before income taxes:

Electrical Power Products	$13,707	$12,958	$56,700	$38,241
Process Control Systems	598	(560)	3,959	1,627

Total income before income taxes	$14,305	$12,398	$60,659	$39,868

	September 30,	September 30,
	2009	2008
(In thousands)	(Unaudited)
Identifiable tangible assets:

Electrical Power Products	$258,012	$342,105
Process Control Systems	6,863	8,734
Corporate	117,398	20,507

Total identifiable tangible assets	$382,273	$371,346

Backlog:

Electrical Power Products	$329,558	$493,025
Process Control Systems	36,198	25,535

Total backlog	$365,756	$518,560

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